Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS SETTLEMENT OF ALL EXISTING LITIGATION

LITTLE ELM, Texas, May 7, 2019—Retractable Technologies, Inc. (NYSE American: RVP) reports that a settlement has been reached with both Becton, Dickinson and Company (“BD”) and MDC Investment Holdings, Inc. (“MDC”) to settle all existing litigation by and against Retractable.  In 2007, Retractable sued BD for violations of antitrust acts, false advertising, product disparagement, tortious interference, unfair competition, and other matters.  In 2007, BD and MDC sued Retractable for patent infringement.  A settlement agreement, effective May 3, 2019, released all claims by Retractable against BD and MDC arising prior to May 3, 2019 and all claims by BD and MDC against Retractable arising prior to May 3, 2019.  As a result, on May 6, 2019, the following actions were taken in each of the two cases: Retractable withdrew its petition before the U.S. Court of Appeals for the Fifth Circuit for an en banc rehearing; and the parties filed for a dismissal with prejudice in the U.S. District Court of for the Eastern District of Texas, Texarkana Division.  The settlement does not obligate either party to make any payment to the other and each party shall be responsible for its own costs and attorneys’ fees.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: potential tariffs, Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Michele M. Larios, 888-806-2626 or 972-294-1010

Vice President and General Counsel